EX.99.a.i.B

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS”, FILED IN THIS OFFICE ON THE NINTH DAY OF AUGUST, A.D. 2012, AT 1:51 O’CLOCK P.M.

2364297 8100	Jeffrey W. Bullock, Secretary of State
	AUTHENTICATION:	9772173
120921282	DATE:	08-10-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:55PM 08/09/2012 FILED 01:51 PM 08/09/2012 SRV 120921282 - 2364297 FILE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

Pursuant to Section 3810(b) of the Delaware Statutory Trust Act (12 Del. C. Sees. 3801 et seq.) and Article FOURTH the Certificate of Trust of Rainier Investment Management Mutual Funds (the “Trust”), this Certificate of Amendment amends the Certificate of Trust of the Trust as follows:

1. Article SIXTH is amended as follows:

SIXTH: As of the date hereof, the Trust has seven series, each duly established pursuant to the terms of the Trust’s Agreement and Declaration of Trust dated December 13, 1993, as amended, that are named:

Rainier Small/Mid Cap Equity Fund

Rainier Large Cap Equity Fund

Rainier Balanced Fund

Rainier Intermediate Fixed Income Fund

Rainier Mid Cap Equity Fund

Rainier High Yield Fund

Rainier International Discovery Fund

2. This Certificate of Amendment shall be effective upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, and pursuant to due authorization, the undersigned has executed this Certificate on the 8th day of August, 2012.

By:	/s/ Melodie B. Zakaluk
Melodie B. Zakaluk, Trustee and President